Exhibit 99-1

Sonendo, Inc. Announces $63 Million Private Placement

LAGUNA HILLS, Calif. – September 23, 2022 -- Sonendo, Inc. (NYSE: SONX), a leading dental technology company and developer of the GentleWave® System, today announced a private placement of common stock and pre-funded warrants, resulting in gross proceeds of $63 million. New and existing investors, including Pura Vida Investments, First Light Asset Management, Blue Water Life Science Advisors, ArrowMark Partners, Driehaus Capital Management, and JMR Capital participated in the financing.

“We are excited to partner with a strong and respected group of investors in this financing,” said Bjarne Bergheim, President and CEO of Sonendo. “This financing meaningfully strengthens our balance sheet and enables us to continue improving patient care and delivering innovative products focused on Saving Teeth. Improving Lives™.”

“We are thrilled to invest in this financing and further enable Sonendo’s commitment to deliver superior clinical results and improve the endodontic experience for patients,” said Efrem Kamen, Managing Member of Pura Vida Investments. “We look forward to supporting the Company through the next phase of its growth and innovation.”

“First Light is excited to participate in Sonendo’s private placement. Our extensive due diligence has led to a strong conviction surrounding the potential for Sonendo’s cutting-edge technology to revolutionize the dental market, particularly as endodontists and dentists become more aware of its power to meaningfully improve their practices,” said Matt Arens, founder, CEO and Senior Portfolio Manager of First Light Asset Management. “In Sonendo, we see an innovative technology platform, coupled with a skilled management team and scalable business model. With this financing in place, we believe Sonendo is poised to enter a new, exciting period of increased growth, improved margins and significant value creation for stakeholders.”

The gross proceeds to Sonendo from the financing, before deducting placement agent fees and other estimated offering expenses payable by the company, will be approximately $63 million. Sonendo intends to use the net proceeds from the financing to accelerate ongoing commercialization efforts and further expand its current product portfolio and for working capital as well as other general corporate purposes.

The securities purchase agreements entered into with the investors provide for the purchase of an aggregate of 23,045,536 shares of its common stock (“Common Stock”) at a purchase price per share of $0.95, and pre-funded warrants (“Pre-Funded Warrants”) to purchase an aggregate of 43,315,846 shares of Common Stock at a purchase price of $0.949 per pre-funded warrant, through a private investment in public equity financing. The Pre-Funded Warrants will have an exercise price of $0.001 per share of Common Stock, be immediately exercisable and remain exercisable until exercised in full.

The private placement is expected to close on or about September 27, 2022, subject to the satisfaction of customary closing conditions.

BofA Securities and Stifel are acting as co-lead placement agents for the private placement made to institutional investors.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission ("SEC") registering the resale of the shares of common stock issued in the private placement and the shares of Common Stock underlying the Pre-Funded Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy, and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices and offers patients an effective, less invasive, and less painful alternative to traditional root canal therapy.

Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

This press release contains "forward-looking statements" based on Sonendo's current expectations, forecasts and beliefs. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the company's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed with the SEC on May 10, 2022 and August 10, 2022, respectively, under the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any reports that Sonendo may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo's views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo.

Investor Contact:
Greg Chodaczek
Gilmartin Group
greg@gilmartinir.com

or, ir@sonendo.com

Source: Sonendo, Inc.